EXHIBIT 16



             LABONTE & CO.                         #610 - 938 HOWE STREET
__________________________________________         VANCOUVER, BC  CANADA
C H A R T E R E D  A C C O U N T A N T S           V6Z 1N9
__________________________________________         TELEPHONE      (604) 682-2778
                                                   FACSIMILE      (604) 689-2778
                                                   EMAIL    INFO@LABONTECO.COM




September 22, 2003


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

RE       TRANSAX INTERNATIONAL LIMITED
         FILE NO. 0-27845

Dear Sirs:

We agree with the statements made in Item 4 of the report on Form 8-K of Transax International Limited (the "8-K Report"), as reprinted below from the 8-K
Report:

         "Item 4. Changes in Registrant's Certifying Accountant

     On September 22, 2003, the Board of Directors of Transax International Limited, a Colorado corporation (the "Company"), terminated the services of LaBonte & Co., Chartered Accountants ("LaBonte") as principal independent accountants for the Company. The termination of LaBonte is a result of the consummation of a merger between Transax Limited and Vega-Atlantic Corporation and the subsequent decision by the Board of Directors that it would be in the best interests of the Company to effect a change in auditors to the current auditors of Transax Limited. During the Company's two most recent fiscal years and any subsequent interim period preceding the resignation of LaBonte, there were no disagreements with LaBonte which were not resolved on any matters concerning accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of LaBonte, would have caused LaBonte to make reference to the subject matter of the disagreements in connection with its reports. The report of LaBonte for fiscal year ended March 31, 2003 indicated the following:

     "In the United States, reporting standards for auditors would require the addition of an explanatory paragraph following the opinion paragraph when the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern, such as those described in Note 1. Our report to the stockholders and Board of Directors dated June 3, 2002 is expressed in accordance with Canadian reporting standards which do not permit a reference to such conditions and events in the auditors' report when these are adequately disclosed in the financial statements."

Securities and Exchange Commission
September 22, 2003
Page 2


     Except as described in the immediately preceding paragraph, the report of LaBonte did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

     On September 22, 2003, the Board of Directors of the Company approved and authorized the engagement of Moore Stephens, P.C., 331 Madison Avenue, New York, New York 10017-5102 as the principal independent auditors for the Company."



Very truly yours,

"LABONTE & CO."

LABONTE & CO.
CHARTERED ACCOUNTANTS